                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)

                                                                         Years Ended December 31,
                                                                         -----------------------
                                                 ----------------------------------------------------------------------
                                                        2000          1999          1998         1997          1996
                                                        ----          ----          ----         ----          ----
      Earnings:
      Net Income                                  $     286        $   223       $   237      $   212       $   215
      Income tax provision                              150            120           128          114           115
      Interest expense                                1,459          1,130       $ 1,190        1,125         1,117
                                                 ----------        -------       -------      -------       -------
      Total earnings                              $   1,895        $ 1,473       $ 1,555      $ 1,451       $ 1,447
                                                 ==========        =======       =======      =======       =======
      Fixed charges - interest expense            $   1,459        $ 1,130       $ 1,190      $ 1,125       $ 1,117
                                                 ==========        =======       =======      =======       =======
      Ratio of earnings to fixed charges               1.30           1.30          1.31         1.29          1.30


     Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.